                                                                       EXHIBIT 1

                                                            ABACUS VENTURES, LLC
                                                              1808 Marine Street
                                                          Santa Monica, CA 90405
                                                                  (310) 314-0606
                                                              FAX (310) 314-8686


                          Via Email and Federal Express
                          -----------------------------

                               September 17, 2001

Robert Nicora
President and Chief Executive Officer
Synthetic Blood International, Inc.
3189 Airway Avenue, Building C
Costa Mesa, CA  92626

Dear Bob:

         This letter agreement (the "Engagement Letter") confirms our understanding that Synthetic Blood International, Inc., and its affiliates ("SYBD" or the "Company"), has engaged (the "Engagement"), commencing on the date hereof until the Expiration Date, Abacus Ventures, LLC ("Abacus") as its financial advisor with respect to potential financing, mergers and acquisition, and strategic planning activities of the Company. As used herein, the term "Expiration Date" shall refer to the date that is the earlier of (i) the first anniversary of the date hereof and (ii) in the event Abacus or SYBD terminates the Engagement pursuant to the sixth paragraph hereof, the effective date of notice to Abacus or SYBD, as the case may be, of such termination.

1.       Services.
         --------

         The Company acknowledges and agrees that Abacus has been retained solely to provide the following financial advisory services with respect to this Engagement Letter: (i) contact potential sources of capital or strategic partnerships on behalf of the Company, (ii) participate, at the Company's request, in all meetings with potential financing sources or strategic partners, whether introduced by Abacus or others, (iii) assist in performing due diligence on potential financing sources or strategic partners, (iv) review and prepare financial analyses of all financial or strategic proposals, (v) assist in negotiating all terms and definitive agreements related to financial or strategic matters, and (vi) providing such other services as reasonably requested by the Company. In such capacity, Abacus shall act as an independent contractor, and any duties of Abacus arising out of its engagement hereunder shall be owed solely to the Company.

2.       Transaction Defined.
         -------------------

         For purposes of this Engagement Letter, the term "Transaction" means the occurrence, either indirectly or directly, by way of a negotiated transaction or otherwise, any of the following: (i) the acquisition by SYBD of all, or substantially all, of the outstanding capital stock, or all, or substantially all, of the assets or business of any other entity, (ii) any issuance by SYBD of common stock, stock options, warrants, stock rights, or other interest in the ownership of SYBD, (iii) any issuance by SYBD of any debt or debt-related securities, or (iv) the merger, sale or other transfer of SYBD or its assets or business to another entity. In connection with a Transaction, the Company shall take such action as is necessary or desirable to facilitate the Transaction, including the preparation of any documents to be filed with the Securities and Exchange commission.

3.       Compensation; Transaction Fees.
         ------------------------------

         (i)      Retainer Fees.

         As compensation for the advisory services rendered by Abacus, SYBD agrees to the payment of a initial retainer in the amount of five thousand dollars ($5,000), plus options to acquire twenty thousand shares of common stock of SYBD at the exercise price equal to the closing price of the Company's shares as of the date of this letter agreement. The initial retainer and the options are payable upon execution of this Engagement Letter. SYBD also agrees to a quarterly retainer in the amount of five thousand dollars ($5,000) payable at the end of each ninety day period following the execution of this Engagement Letter. Such quarterly retainer agreement may be canceled after ninety day days by either party upon 30 days prior written notice of its desire to cancel the retainer agreement. The parties acknowledge that the retainer fees contemplate an approximate time commitment by Abacus of five days per quarter. Amounts paid or payable pursuant to this retainer will be earned by Abacus whether or not any Transaction is consummated.

         (ii)     Transaction Fees.

         As compensation for the advisory services rendered by Abacus with respect to a Transaction as defined above involving an entity or person introduced by Abacus (a "Abacus Contact"), SYBD agrees to pay Abacus, by wire transfer of immediately available funds, upon closing of a Transaction, a transaction fee equal to a Lehman Formula, as defined below. An entity or person shall be deemed to be introduced by Abacus if such entity's or person's name was first provided in writing to the Company by Abacus. Abacus will obtain the Company's prior approval of the Abacus Contact before any communication is made by Abacus on behalf of the Company.

                  The Company may also request, on a case-by-case basis, Abacus's involvement in Transactions involving an entity or person other than a Abacus Contact. Subject to the mutual agreement of the parties with respect to the services to be rendered by Abacus with respect to a Transaction as defined above involving an entity or person other than a Abacus Contact, SYBD agrees, as compensation for such services, to pay Abacus a transaction fee based on value added to the transaction as mutually determined by the parties."

         For purposes of this Engagement Letter, "Lehman Formula" is defined as the sum of (a) 5% if the first one million dollars in Aggregate Consideration, (b) 4% of the Aggregate Consideration between one million and two million dollars, (c) 3% of the Aggregate Consideration between two and three million dollars, (d) 2% of the Aggregate Consideration between three and four million dollars, and (e) 1% of the Aggregate Consideration in excess of four million dollars. "Aggregate Consideration" is defined as the sum of all (a) cash consideration, (b) the fair market value of all common stock, stock options, warrants, stock rights, other ownership interests, and debt or debt-related securities issued or assumed by the Company, and (c) any other non-cash consideration, paid or payable with respect to a Transaction or in connection with a Transaction. The fair market value of any such securities and/or other non-cash consideration will be the value determined by Abacus and SYBD as of the date that the Board of Directors of SYBD approves a Transaction, or if no such approval is given or required, as of the date such securities are issued.

         Up to 50% of the transaction fees will be payable, at the option of SYBD, in common stock of SYBD valued at 90% of the market price as of the closing of the Transaction, or in warrants to acquire common stock of SYBD valued as of the closing of the Transaction in accordance with the Black Scholes valuation model. The Company agrees that a Transaction Fee will be payable if at any time prior to the Expiration Date SYBD or a related organization enters into a definitive agreement with respect to a Transaction substantially equivalent to that described in the second paragraph hereof. The Company further agrees that it will not enter into a Transaction unless, prior to or simultaneously with the consummation of such Transaction, adequate provision is made with respect to payment of compensation to Abacus as contemplated by this paragraph.

         (iii)    Expenses/Indemnification.

                  The Company shall, upon request by Abacus from time to time, reimburse Abacus promptly for all reasonable out-of-pocket expenses incurred by Abacus in connection with its engagement hereunder, regardless of whether any Transaction is consummated, subject to the prior approval of the Company for travel-related expenses or other significant expenses. As Abacus will be acting on the Company's behalf, it is our practice to receive indemnification, and the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof.

4.       Access to Information.
         ---------------------

         For so long as this Engagement Letter is in effect, the Company shall make available to Abacus all available financial and other information concerning its business and operations which Abacus reasonably requests as well as any other information relating to a Transaction (but only to the extent such information is, in the opinion of Abacus, necessary for the completion of such Transaction) and will provide Abacus with access to the Company's officers, directors, employees, independent accountants and legal counsel; provided, however, that the Company will not be required to provide information to Abacus if such information is (i) subject to attorney-client privilege, (ii) subject to confidentiality agreements, or (iii) proprietary trade information. In performing its services hereunder, Abacus shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors and, except as otherwise specifically agreed to in writing signed by both parties, shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of the assets of the Company.

5.       Confidentiality.
         ---------------

         To the extent consistent with legal requirements, all information given to Abacus by the Company, unless publicly available or otherwise available to Abacus without restriction or breach of any confidentiality agreement, will be held by Abacus in confidence and will not be disclosed to anyone other than Abacus's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Engagement Letter.

         Any advice, written or oral, provided by Abacus pursuant to this Engagement Letter will be treated by the Company as Confidential, will be solely for the information and assistance of the Company in connection with the advisory services performed by Abacus hereunder and, unless otherwise required by law or as requested by regulatory authorities, will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case with our prior written consent (such consent not to be unreasonably withheld).

6.       Termination.
         -----------
         This Engagement Letter may be terminated by Abacus or SYBD upon delivery of 30 days written notice to that effect to Abacus or the Company, as the case may be, and shall automatically terminate upon the first anniversary of this letter, unless extended by mutual agreement of the parties. Upon any termination or expiration of this Engagement Letter, Abacus will be entitled to prompt payment of all fees accrued prior to such termination or expiration and reimbursement of all out-of-pocket expenses as described above. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Engagement Letter.

7.       Miscellaneous.
         -------------

         Please note that Abacus is a private investment firm specializing in the healthcare services industry. In the ordinary course of its activities, Abacus or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account, in debt or equity securities of potential financing sources or strategic partners. We recognize our Responsibility for compliance with United States federal and other applicable laws in connection with any such activities.

         This Engagement Letter, including Schedule I hereto, incorporates the entire understanding of the parties and supersedes all previous agreements with respect to the subject matter hereof and shall be governed by, and construed and enforced in accordance with, the laws of the State of California. This Engagement Letter shall be binding upon and inure to the benefit of the Company, Abacus, each Indemnified Person (as defined in Schedule I hereto) and their respective successors and assigns.

         The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in Los Angeles, California over any suit, action or proceeding arising out of or relating to this Engagement Letter (including Schedule I hereto). The Company, to the fullest extent permitted by law, irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such court has been brought in any inconvenient forum. The Company, to the fullest extent permitted by law, agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon such judgment.

         If any term provision, covenant or restriction contained in this Engagement Letter, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Engagement Letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         This Engagement Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Company and Abacus.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing both copies of this Engagement Letter in the appropriate space below, retaining one copy for your files and returning one copy to Abacus, whereupon this Engagement Letter will become a binding agreement between us.

Sincerely,



Jonathan J. Spees

Accepted and agreed to as of the date first written above by:
Synthetic Blood International, Inc.



By:__________________________
     Robert Nicora
     President and Chief Executive Officer

SCHEDULE I
----------

                           INDEMNIFICATION PROVISIONS
                           --------------------------

         A. Indemnification. To the fullest extent lawful, the Company will
            ---------------
promptly, upon demand, indemnify and hold harmless Abacus Ventures, LLC and its affiliates (collectively, "Abacus"), and each director, officer, employee, agent, member and controlling person of Abacus (any or all of the foregoing hereinafter referred to as an "Indemnified Person"), from and against all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel and accountants), costs (including, without limitation, expenses, fees and disbursement and time charges related to giving testimony or furnishing documents in response to a subpoena or otherwise) and liabilities (joint or several), (collectively, "Losses"), resulting directly or indirectly from any threatened or pending investigation, action, claim, proceeding or dispute, including securityholder actions (whether or not Abacus or any other Indemnified Person is a potential or actual named party or witness) (collectively, a "Claim"), which (1) are related to or arise out of any untrue statement or alleged untrue statement of a material fact contained in any oral or written information provided to Abacus or any other person by the Company or used by the Company in connection with the transaction contemplated by the Agreement or any omission or alleged omission by the Company to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (2) are otherwise related to or arise out of Abacus's engagement, role, activities or the performance or non-performance of professional services on the Company's behalf. The Company will not be responsible, however, for any Losses pursuant to clause (2) of the preceding sentence which are judicially determined to have resulted primarily and directly from the willful misconduct or gross negligence of the party seeking indemnification hereunder; but pending any such judicial determination, the indemnification and reimbursement obligations of the Company hereunder shall continue to apply. The Company also agrees that neither Abacus nor any Indemnified Person shall have any liability to the Company, its owners, parents, creditors or securityholders for or in connection with its engagement, except such liability for Losses incurred by the Company which are judicially determined to have resulted primarily and directly from Abacus's willful misconduct or gross negligence. For purposes of the foregoing, "judicially determined" shall mean determined by a court of competent jurisdiction in a final non-appealable judgment on the merits.

         B. Proceedings. Abacus will notify the Company if it learns that any
            -----------
investigation, lawsuit, administrative proceeding or self-regulatory organization proceeding has been instituted based, directly or indirectly, on the transactions which were the subject of Abacus's engagement under the Agreement, although failure to do so will not relieve the Company from any obligation or liability it has hereunder or otherwise, except to the extent such failure causes the Company to forfeit substantial rights and defenses. Should any lawsuit, administrative proceeding or self-regulatory organization proceeding (collectively, a "Proceeding") be formally instituted against Abacus or any Indemnified Person based, directly or indirectly, on Abacus's engagement under the Agreement, the Company will be entitled to participate therein and, to the extent that it may wish, to assume the defense of the Proceeding, with counsel reasonably satisfactory to Abacus, so long as the Company continues to pay all costs and expenses of the defense and preparation for such Proceeding. Even if the Company assumes the defense of a Proceeding, each Indemnified Person will have the right to participate in such Proceeding and to retain its own counsel at such Indemnified Person's own expense. Furthermore, each Indemnified Person shall have the right to employ its own counsel in any Proceeding and to require the Company to pay all reasonable fees and expenses of such counsel as they are incurred if (1) such Indemnified Party has been advised by such counsel that there may be legal defenses available to it which are different from or additional to defenses available to the Company (in which case the Company shall not have the right to assume the defense of the Proceeding on behalf of such Indemnified Party) (2) the Company shall not have assumed the defense of the Proceeding and employed counsel reasonably satisfactory to such Indemnified Party in a timely matter or (3) the Company shall have authorized the employment of such counsel in connection with the defense of the Proceeding.

         C. Contribution. If any indemnification sought by an Indemnified Person
            ------------
pursuant to the terms hereof is held by a court of competent jurisdiction to be unavailable for any reason or insufficient to hold such Indemnified Person harmless, then the Company and Abacus will contribute to the Losses for which such indemnification is held unavailable or insufficient (1) in such proportion as is appropriate to reflect the relative benefits received (or anticipated) from the proposed transaction by the Company on the one hand and the Indemnified Person on the other, in connection with Abacus's engagement referred to above (whether or not the transaction contemplated by the engagement is consummated) or (2) if (but only if) the allocation provided in clause

(1) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits received (or anticipated) from the proposed transaction by the Company on the one hand and the Indemnified Person on the other, but also the relative fault of the Company and the Indemnified Person, as well as any other relevant equitable considerations, in each case subject to the limitation that the contribution by Abacus will not exceed the amount of fees actually received by Abacus pursuant to Abacus's engagement. No person found liable for fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. It is hereby agreed that the relative benefit to the Company on the one hand and Abacus on the other, with respect to Abacus's engagement, shall be deemed to be in the same proportion as (1) the total value paid or proposed to be paid or received by the Company or its stockholders, as the case may be pursuant to the transaction, whether or not consummated, for which Abacus is engaged to render financial advisory services bears to (2) the fee paid or proposed to be paid to Abacus in connection with such engagement (excluding reimbursable expenses).

         D. Settlement of Claims. The Company will not, without the prior
            --------------------
written consent of Abacus, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim or Proceeding in respect of which indemnification may be sought hereunder (whether or not Abacus or any Indemnified Person is an actual party to such Claim or Proceeding) unless such settlement, compromise or consent includes provisions holding harmless and unconditionally releasing Abacus and each other Indemnified Person hereunder from all liability related to or arising out of such Claim or Proceeding, including claims for contribution. The Company shall not be liable for any settlement of any Claim effected by Abacus without its written consent (which consent shall not be unreasonably withheld).

         E. Miscellaneous. The Company's indemnity, reimbursement and
            -------------
contribution obligations provided for herein shall: (1) be in addition to any liability that the Company otherwise may have to Abacus and any rights that Abacus or any Indemnified Person may have at common law or otherwise; (2) survive the completion or termination of professional services rendered by Abacus under the Agreement; (3) apply to any activities prior to this date and any amendment, modification or future addition to Abacus's engagement; and (4) inure to the benefit of the heirs, personal representatives, successors, and assigns of Abacus and each other Indemnified Person.

         If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         The Company hereby consents to personal jurisdiction and service and venue in any court in which any Claim and Proceeding which is subject to the terms provided for herein is brought against Abacus or any other Indemnified Person. The parties waive any right to trial by jury with respect to any claim or proceeding related to or arising out of Abacus's engagement, any transaction or conduct in connection therewith or this Agreement.